Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dex One Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-165953, 333-169874 and 333-169875) on Forms S-3 and S-8 of Dex One Corporation of our reports dated March 1, 2012, with respect to the consolidated balance sheets of Dex One Corporation and subsidiaries as of December 31, 2011 and December 31, 2010 (Successor), and the related consolidated statements of operations and comprehensive income (loss), cash flows and changes in shareholders' equity (deficit) for the year ended December 31, 2011 (Successor), eleven month period ended December 31, 2010 (Successor), one month period ended January 31, 2010 (Predecessor) and the year ended December 31, 2009 for R.H. Donnelley Corporation and subsidiaries (Predecessor) and the effectiveness of internal control over financial reporting as of December 31, 2011 (Successor), which reports appears in the December 31, 2011 annual report on Form 10-K of Dex One Corporation.

/s/ KPMG LLP

Raleigh, North Carolina
March 1, 2012